UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No.1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2025
PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9740 Scranton Road
San Diego, CA 92121
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (858) 404-8800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	PSMT	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

PriceSmart, Inc., a Delaware corporation (“PriceSmart” or the “Company”), is filing this Amendment No. 1 to Form 8-K to report that on June 17, 2025 (i) the Compensation and Human Capital Committee of the Board of Directors of the Company (the “Compensation Committee”) approved increased compensation for Mr. Price associated with his promotion from Executive Vice President and Chief Transformation Officer to Chief Executive Officer, effective September 1, 2025, and (ii) the Company entered into an Amended and Restated Employment Agreement effective September 1, 2025 with David Price.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Chief Executive Officer

PriceSmart previously announced that David Price will become Chief Executive Officer, effective September 1, 2025. On June 17, 2025, the Compensation Committee approved increased compensation for Mr. Price associated with his promotion from Executive Vice President and Chief Transformation Officer to Chief Executive Officer, effective September 1, 2025. Under his increased compensation, Mr. Price’s salary will increase to $1,500,000 per year, with a target annual cash incentive award of $500,000 and targeted annual vesting of $3,000,000 of equity incentive awards based on grant-date value.
On June 17, 2025, the Company entered into an Amended and Restated Employment Agreement effective September 1, 2025 with Mr. Price reflecting the economic terms approved by the Compensation Committee and described above. The Amended and Restated Employment will automatically renew each year unless either the Company or Mr. Price provides at least 60 days’ notice that the Company or executive, as the case may be, wishes to terminate the agreement. The Amended and Restated Employment Agreement specifies that the base salary reflected therein may be increased, but not decreased, at the Company’s discretion. The Amended and Restated Employment Agreement states that Mr. Price is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to senior executives of the Company under the Company’s benefit practices and plans.
In addition to termination at the end of the term if one party elects to terminate the agreement, Mr. Price may terminate his employment on 60 days’ prior written notice. The Company may terminate Mr. Price’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice. In the event that (i) the Company terminates Mr. Price’s employment without “cause”; (ii) upon termination due to Mr. Price’s “disability”; (iii) Mr. Price terminates his employment for “good reason”; or (iv) the Company elects to cause the non-renewal of the employment agreement such that it expires at the end of its then-current term, subject to Mr. Price providing a release to the Company, Mr. Price will be entitled to:
•payment of an amount equal to one times base salary then in effect, payable in 24 equal installments over a period of 12 months,
•continued contribution of the premium cost for Mr. Price’s and his eligible dependents’ participation in the Company’s group health plan for 12 months,
•payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus earned for the year of termination (payable when all other bonuses are paid), and
•accelerated vesting of the number of shares subject to outstanding and unvested equity awards held by Mr. Price scheduled to vest in the 12-month period following his termination; provided that as to an award that is subject to performance-based vesting requirements, (i) vesting will remain subject to satisfaction of the applicable performance criteria, and vesting will not occur unless and until the applicable performance criteria are determined to have been met, and (ii) Mr. Price will not be eligible for any increases in the number of shares covered by awards subject to performance-based vesting based on corporate performance above target levels.
Upon Mr. Price’s death, Mr. Price’s estate will be entitled to receive continued contribution of the premium cost for Mr. Price’s eligible dependents’ participation in the Company’s group health plan for 12 months and payment of any accrued but any unpaid bonus for any year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).

The Amended and Restated Employment Agreement also contains confidentiality provisions, restrictions on solicitation of employees and interference with the Company’s customers and contracts, and other terms and conditions customary to executive employment agreements.

The foregoing description is qualified in its entirety by the Amended and Restated Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement effective September 1, 2025 between David Price and the Company
104	The cover page from this Current report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2025	/s/ MICHAEL L. MCCLEARY
Michael L. McCleary Executive Vice President, Finance and Principal Accounting Officer